PULASKI FINANCIAL REPORTS SUBSTANTIAL INCREASE IN
FOURTH FISCAL QUARTER AND YEAR-OVER-YEAR OPERATING RESULTS

•	The Company benefited from a continuation of strong and growing earnings and returns

-	Diluted EPS was $0.23 for the fourth fiscal quarter of 2012 compared with $0.15 for the prior year quarter, representing a 53% increase

-	Annualized return on average assets and return on average common equity increased to 0.82% and 10.81% in the September 2012 quarter compared with 0.66% and 7.47% in the comparable 2011 period

•	Asset quality showed consistent improvement

-	Non-performing assets decreased 5% during the quarter, representing the seventh consecutive quarterly decline

•	The Company achieved positive results from its initial capital management efforts using cash from accumulated earnings and excess capital

-	Completed the repurchase of approximately 22% of its outstanding preferred securities at an average discount of 7%

-	Completed the repurchase of the common stock warrant held by the U.S. Treasury Department, thus eliminating any related future shareholder dilution

ST. LOUIS, October 29, 2012 — For the quarter ended September 30, 2012, Pulaski Financial Corp. (Nasdaq Global Select: PULB) today reported net income available to common shares of $2.5 million, or $0.23 per diluted common share, representing a 53% increase over the $1.7 million, or $0.15 per diluted common share, reported for the quarter ended September 30, 2011.

For the full fiscal year ended September 30, 2012, the Company reported net income available to common shares of $8.1 million, or $0.74 per diluted common share, representing a 35% increase over the $6.0 million, or $0.55 per diluted common share, reported for the fiscal year ended September 30, 2011.

Increasing net income available to common shares for the quarter and the year ended September 30, 2012 was a benefit totaling $.03 per diluted common share resulting from the repurchase of a portion of the Company’s preferred stock at a discount from its par value.  During August 2012, the Company paid $6.6 million in cash to private investors to repurchase $7.1 million in par value of its Fixed Rate Cumulative Perpetual Preferred Stock,  representing approximately 22% of the outstanding preferred shares.

Gary Douglass, President and Chief Executive Officer commented, “We were very pleased with our operating results for both the September quarter and for our full fiscal year.  A 35% increase in year-over-year diluted earnings per share was made possible by a 53% year-over-year growth rate in the fourth quarter.  This acceleration in the rate of our profitability was achieved while asset quality continued to improve at a steady pace.  Non-performing assets declined 5% for the quarter and 15% for the year, with the September quarter representing the seventh consecutive quarterly decline in non-performing assets.”

Douglass continued, “Our capital management efforts also yielded positive results during the quarter, as we used cash from accumulated earnings and excess capital to repurchase 22% of our outstanding preferred securities at an average discount of 7% from their par value.  Additionally, to limit future shareholder dilution, we repurchased a previously outstanding common stock warrant held by the U.S. Treasury Department.  All in all, we believe much was accomplished in 2012.  We believe our accelerating rate of profitability, combined with fewer problem assets and a more sound capital structure, bode well for an even stronger 2013 fiscal year.”

Despite Industry Headwinds, Net Interest Income Remained Flat while Net Interest Margin Showed a Moderate Increase

Net interest income was $11.4 million for the fourth quarter of fiscal 2012 compared with $11.3 million for the same period a year ago.  For the twelve-month period, net interest income was $47.0 million in 2012 compared with $47.3 million in 2011.  The net interest margin was 3.75% for the three months ended September 30, 2012 compared with 3.67% for the quarter ended September 30, 2011.  The increase was primarily the result of a market-driven decrease in funding costs and a change in the mix of interest-earning assets as Fed funds were used to fund growth in higher yielding loans held for sale resulting from increased mortgage loan originations.  For the twelve month periods, the net interest margin was 3.86% in 2012 compared with 3.67% in 2011.  The net interest margin for the twelve months ended September 30, 2012 was bolstered by the record quarterly high level of 3.97% reached in the December 2011 quarter.

Mortgage Revenues Showed a Substantial Increase on Higher Loan Sales Volumes and Improved Profit Margins

Primarily as the result of increased mortgage revenues, non-interest income increased to $4.6 million for the quarter ended September 30, 2012 compared with $3.6 million for the quarter ended September 30, 2011.  Mortgage revenues were $2.8 million on loan sales of $343 million for the quarter ended September 30, 2012 compared with $1.7 million on loan sales of $283 million in the September 2011 quarter.  For the full year, mortgage revenues increased 55% to $8.8 million on loan sales of $1.32 billion in 2012 compared with $5.7 million on loan sales of $1.59 billion in 2011.

Mortgage loans originated for sale totaled $381 million for the quarter ended September 30, 2012 compared with $354 million for the September 2011.  As a result of the continued low level of market interest rates, the Company continued to see strong demand for mortgage refinancings during the September 2012 quarter, but also continued to experience strong demand for loans to finance the purchase of homes.  Mortgage loans originated to finance the purchase of homes represented 41% of total loans originated for sale during the quarter ended September 30, 2012 compared with 50% during the September 2011 quarter.  For the full year, mortgage loans originated for sale totaled $1.40 billion in 2012 compared with $1.43 billion in 2011.

The net profit margin on loans sold improved to 0.81% for the quarter ended September 30, 2012 compared with 0.59% for the September 2011 quarter.  The increase was primarily the result of improved selling prices realized from the Company’s mortgage loan investors and the continued control of costs to originate such loans.  For the full year, the net profit margin on loans sold was 0.66% in 2012 compared with 0.36% in 2011.  Mortgage loans held for sale increased 21% to $180.6 million at September 30, 2012 compared with $148.8 million at June 30, 2012.

During the quarter, the Company executed global settlements with two of its largest mortgage loan investors to settle all past, present and potential future make-whole and repurchase claims against the Bank.  These combined settlements totaled $1.95 million and were charged against established reserves for such claims.

Douglass noted, “The continued strong demand for mortgage loan refinancings that was driven by the low level of market interest rates combined with our efforts to negotiate improved selling prices with our investors and control loan origination costs resulted in a sixth consecutive quarter of increased mortgage revenues.  We also again saw solid demand for loans originated to finance home purchases as we were able to capitalize on the strong customer and realtor relationships our loan officers have continued to maintain within our markets.  Finally, the strong loan demand resulted in a quarter-end balance of $181 million in our mortgage loans held for sale, which will once again give us significant momentum going into our first fiscal quarter of 2013 by generating net interest income while they are held in the warehouse and mortgage revenues when they are delivered to our investors.”

Non-interest Expense Was Higher on Increased Real Estate Foreclosure Expense

Total non-interest expense was $9.3 million for the quarter ended September 30, 2012 compared with $8.9 million for the quarter ended September 30, 2011.  The increase was primarily the result of higher levels of real estate foreclosure expense associated with the write downs of two large commercial properties in the September 2012 quarter due to declines in their estimated fair values.  Also contributing to the higher level of total non-interest expense in the September 2012 quarter were increased compensation and occupancy expenses resulting from the increased mortgage loan origination activity and additional mortgage loan origination offices.  For the twelve-month period, non-interest expense decreased slightly to $34.2 million in 2012 compared with $34.3 million in 2011.

Asset Quality Continued to Improve

Non-performing assets decreased to $61.4 million, or 4.56% of total assets, at September 30, 2012 from $64.4 million, or 4.78% of total assets, at June 30, 2012 and $72.1 million, or 5.51% of total assets, at September 30, 2011.  The Company reported its seventh consecutive quarterly decline in total non-performing assets.  In addition, the level of internal adversely classified assets decreased approximately 1% from June 30, 2012 to September 30, 2012, resulting in the fourth consecutive quarterly decline in this category.  Equally important, total loans that were 31 to 89 days past due on payments remained below 1% of total loans at September 30, 2012.

The provision for loan losses for the three months ended September 30, 2012 was $2.95 million compared with $3.0 million for the quarter ended September 30, 2011.  Net charge-offs for the quarter ended September 30, 2012 totaled $3.8 million compared with $3.0 million for the September 2011 quarter.  During the September 2012 quarter, the Company adopted recent industry-wide guidance issued by the Office of the Comptroller of the Currency (“OCC “) that clarified the accounting treatment for mortgage and consumer loans where the borrower’s obligation has been discharged in bankruptcy and the borrower has not reaffirmed the debt.  The guidance clarifies that such loans should be classified as non-accrual and should be charged down to the underlying collateral value less costs to sell even if the borrower is current on all payments.  Following previous regulatory guidance, the Company had historically restored such loans to accrual status if the borrower had made six consecutive timely payments and certain other criteria were met.  This clarification resulted in charge-offs totaling $697,000 in the quarter ended September 30, 2012 and a $713,000 increase in non-accrual loans.  While the impact of the OCC clarification accelerated charge-offs of such loans into the current quarter, the allowance for loan losses contained full coverage for these charge-offs resulting in no corresponding increase in the provision for loan losses.

For the full year, the provision for loan losses was $14.5 million versus net charge-offs of $23.0 million in 2012 compared with a provision for loan losses of $14.8 million and net charge-offs of $16.1 million in 2011.  The significantly higher level of net charge-offs during the 2012 fiscal year was primarily the result of the Company’s required change from the Office of Thrift Supervision’s Thrift Financial Reports to the OCC’s Call Reports effective March 31, 2012.  The Company modified its loan charge-off policy to comply with the OCC’s guidance and, accordingly, recorded $5.9 million of charge-offs during the March 2012 quarter related to loans for which it had established specific reserves in previous periods.  Because these losses had been recognized in previous periods, this change in accounting policy had no impact on the Company’s provision for loan losses or capital position in the quarter ended March 31, 2012.

Conclusion / Outlook

Douglass stated, “Based on the momentum generated in fiscal 2012, we believe we will be well positioned in fiscal 2013 to generate another year of meaningful earnings growth.  We expect this earnings growth to be achieved through a targeted focus in several areas.  As everyone is aware, the banking industry faces a number of headwinds including a flat yield curve, soft loan demand and intense downward pressure on asset yields.  One of our principal objectives for fiscal 2013 is to minimize the potential negative impact that these environmental factors could have on the level of our net interest income.  To accomplish this objective, we are focused on growing our average warehouse balances of mortgage loans held for sale as well as our commercial loan portfolio to help offset anticipated declines in yields on our earnings assets.  In addition, we expect to continue to drive down overall funding costs by further optimizing the mix of our funding base between deposits and wholesale borrowings.”

Douglass concluded, “As to credit costs, we expect that we will benefit in fiscal 2013 from a degree of credit cost normalization as asset quality continues to improve.  Along these lines, we expect to see an acceleration in the pace of declines in non-performing asset levels.  We are also intensely focused on increasing mortgage revenues by adding residential mortgage loan production capacity in the form of additional loan production offices in surrounding Midwest markets and hiring of additional loan officers.  We already experienced a reasonable amount of success in this area in the latter portion of 2012, which should assist us in meeting our fiscal 2013 mortgage revenue growth objectives. Finally, subject to earnings and excess capital availability, we expect to continue our active capital management strategy by repurchasing additional preferred shares in fiscal 2013.”

Conference Call Tomorrow

Pulaski Financial’s management will discuss fourth fiscal quarter results and other developments tomorrow, October 30, 2012, during a conference call beginning at 11 a.m. EDT (10 a.m. CDT).  The call also will be simultaneously webcast and archived for three months at:  http://pulaskibank.com/corporate-profile.aspx.  Participants in the conference call may dial 877-473-3757, conference ID 59562440, a few minutes before the start time. The call also will be available for replay through November 8, 2012 at 855-859-2056 or 404-537-3406, conference ID 59562440.

About Pulaski Financial

Pulaski Financial Corp., operating in its 90th year through its subsidiary, Pulaski Bank, offers a full line of quality retail and commercial banking products through 13 full-service branch offices in the St. Louis metropolitan area.  The Bank also offers mortgage loan products through loan production offices in the St. Louis and Kansas City metropolitan areas, Wichita, Kansas, mid-Missouri and southwestern Missouri.  The Company’s website can be accessed at www.pulaskibank.com.

This news release may contain forward-looking statements about Pulaski Financial Corp., which the Company intends to be covered under the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.  Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. These statements often include the words "may," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets," "potentially," "probably," "projects," "outlook" or similar expressions. You are cautioned that forward-looking statements involve uncertainties, and important factors could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences,  and effects of critical accounting policies and judgments. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended September 30, 2011 on file with the SEC, including the sections entitled "Risk Factors."  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

For Additional Information Contact:
Paul Milano
Chief Financial Officer
Pulaski Financial Corp.
(314) 317-5046
Tables follow...

PULASKI FINANCIAL CORP.
CONDENSED STATEMENTS OF INCOME
(Unaudited)

	(Dollars in thousands except per share data)

	Three Months Ended
	September 30,	June 30,	September 30,
	2012	2012	2011
Interest income	$13,411	$13,663	$14,136
Interest expense	1,963	2,016	2,816

Net interest income	11,448	11,647	11,320
Provision for loan losses	2,950	3,000	3,000

Net interest income after provision for loan losses	8,498	8,647	8,320

Retail banking fees	1,124	1,002	1,102
Mortgage revenues	2,779	2,410	1,681
Investment brokerage revenues	282	350	395
Other	446	340	407
Total non-interest income	4,631	4,102	3,585

Compensation expense	3,966	3,773	3,820
Occupancy, equipment and data processing expense	2,450	2,330	2,402
Advertising	138	168	216
Professional services	411	844	401
FDIC deposit insurance premiums	439	436	479
Real estate foreclosure losses and expenses, net	1,256	650	796
Other	668	589	776
Total non-interest expense	9,328	8,790	8,890

Income before income taxes	3,801	3,959	3,015
Income tax expense	1,129	1,213	835
Net income after tax	2,672	2,746	2,180
Benefit from repurchase of preferred stock, net	365	-	-
Preferred stock dividends	(493)	(518)	(517)
Earnings available to common shares	$2,544	$2,228	$1,663

Annualized Performance Ratios
Return on average assets	0.82%	0.84%	0.66%
Return on average common equity	10.81%	9.46%	7.47%
Interest rate spread	3.61%	3.70%	3.52%
Net interest margin	3.75%	3.84%	3.67%

SHARE DATA
Weighted average shares outstanding - basic	10,742,660	10,709,072	10,574,405
Weighted average shares outstanding - diluted	11,019,007	11,121,025	10,962,188
Basic earnings per common share	$0.24	$0.21	$0.16
Diluted earnings per common share	$0.23	$0.20	$0.15
Dividends per common share	$0.095	$0.095	$0.095

PULASKI FINANCIAL CORP.
CONDENSED STATEMENTS OF INCOME, Continued
(Unaudited)

	(Dollars in thousands except per share data)

	Twelve Months Ended September 30,
	2012	2011
Interest income	$55,708	$60,253
Interest expense	8,678	12,951

Net interest income	47,030	47,302
Provision for loan losses	14,450	14,800

Net interest income after provision for loan losses	32,580	32,502

Retail banking fees	4,106	4,148
Mortgage revenues	8,773	5,670
Investment brokerage revenues	1,402	1,864
Other	1,423	1,316
Total non-interest income	15,704	12,998

Compensation expense	15,263	15,022
Occupancy, equipment and data processing expense	9,290	8,990
Advertising	519	574
Professional services	2,084	1,653
FDIC deposit insurance premiums	1,757	2,431
Real estate foreclosure losses and expenses, net	3,039	2,872
Other	2,239	2,743
Total non-interest expense	34,191	34,285

Income before income taxes	14,093	11,215
Income tax expense	4,263	3,150
Net income after tax	9,830	8,065
Benefit from repurchase of preferred stock, net	365	-
Preferred stock dividends	(2,048)	(2,066)
Earnings available to common shares	$8,147	$5,999

Annualized Performance Ratios
Return on average assets	0.75%	0.58%
Return on average common equity	8.75%	6.77%
Interest rate spread	3.71%	3.51%
Net interest margin	3.86%	3.67%

SHARE DATA
Weighted average shares outstanding - basic	10,679,091	10,543,316
Weighted average shares outstanding - diluted	10,993,862	10,987,605
Basic earnings per common share	$0.76	$0.57
Diluted earnings per common share	$0.74	$0.55
Dividends per common share	$0.38	$0.38

PULASKI FINANCIAL CORP.
BALANCE SHEET DATA
(Unaudited)

	(Dollars in thousands)

	September 30,	June 30,	September 30,
	2012	2012	2011
Total assets	$1,347,517	$1,345,691	$1,309,209
Loans receivable, net	975,728	995,866	1,021,273
Allowance for loan losses	17,117	18,001	25,714
Mortgage loans held for sale, net	180,575	148,769	100,719
Investment securities	21,595	19,968	14,457
FHLB stock	5,559	3,779	3,100
Mortgage-backed & related securities	5,983	6,275	9,986
Cash and cash equivalents	62,335	73,254	57,071
Deposits	1,102,680	1,135,229	1,122,525
FHLB advances	89,000	49,000	29,000
Subordinated debentures	19,589	19,589	19,589
Stockholders' equity - preferred	24,976	31,861	31,527
Stockholders' equity - common	93,191	92,165	88,643
Book value per common share	$8.21	$8.18	$8.07
Tangible book value per share	$7.86	$7.83	$7.70
Regulatory capital ratios - Pulaski Bank only: (1)
Tier 1 leverage capital (to average assets)	9.63%	10.11%	10.18%
Total risk-based capital (to risk-weighted assets)	13.58%	14.13%	13.59%

(1) September 30, 2012 regulatory capital ratios are estimated.

	September 30,	June 30,	September 30,
	2012	2012	2011
LOANS RECEIVABLE
Single-family residential:
Residential first mortgage	$211,760	$217,584	$242,091
Residential second mortgage	42,091	43,655	51,535
Home equity lines of credit	143,931	153,114	176,324
Commercial:
Commercial and multi-family real estate	323,334	323,643	316,210
Land acquisition and development	47,263	47,535	51,497
Real estate construction and development	21,907	20,214	22,331
Commercial and industrial	197,755	204,610	180,821
Consumer and installment	2,674	2,485	3,118
	990,715	1,012,840	1,043,927
Add (less):
Deferred loan costs	3,116	3,264	3,626
Loans in process	(986)	(2,237)	(566)
Allowance for loan losses	(17,117)	(18,001)	(25,714)
	(14,987)	(16,974)	(22,654)
Total	$975,728	$995,866	$1,021,273

Weighted average rate at end of period	4.92%	5.04%	5.30%

	September 30, 2012		June 30, 2012		September 30, 2011
		Weighted		Weighted		Weighted
		Average		Average		Average
		Interest		Interest		Interest
DEPOSITS	Balance	Rate	Balance	Rate	Balance	Rate
Demand Deposit Accounts:	(Dollars in thousands)
Non-interest-bearing checking	$173,374	0.00%	$178,866	0.00%	$150,431	0.00%
Interest-bearing checking	297,523	0.14%	287,650	0.16%	328,275	0.28%
Passbook savings accounts	37,258	0.14%	37,160	0.14%	35,714	0.14%
Money market	149,194	0.26%	192,205	0.22%	183,873	0.33%
Total demand deposit accounts	657,349	0.13%	695,881	0.14%	698,293	0.22%

Certificates of Deposit:
Retail	365,848	1.17%	354,563	1.23%	344,770	1.61%
CDARS	79,483	0.34%	84,785	0.34%	71,026	0.42%
Brokered	-	-	-	-	8,436	5.23%
Total certificates of deposit	445,331	1.02%	439,348	1.06%	424,232	1.48%
Total deposits	$1,102,680	0.49%	$1,135,229	0.49%	$1,122,525	0.70%

PULASKI FINANCIAL CORP.
NONPERFORMING ASSETS
(Unaudited)

		(In thousands)

	September 30,	June 30,	September 30,
NONPERFORMING ASSETS	2012	2012	2011
Non-accrual loans:
Residential real estate first mortgages	$4,248	$5,414	$5,871
Residential real estate second mortgages	610	957	1,177
Home equity	1,613	3,036	4,084
Commercial and multi-family	6,119	6,962	2,375
Land acquisition and development	-	-	229
Real estate-construction and development	358	65	854
Commercial and industrial	4,412	4,146	210
Consumer and other	102	278	240
Total non-accrual loans	17,462	20,858	15,040

Troubled debt restructured: (1)
Current under the restructured terms:
Residential real estate first mortgages	11,809	7,723	14,911
Residential real estate second mortgages	1,473	1,021	1,861
Home equity	1,266	800	1,248
Commercial and multi-family	6,388	7,575	4,359
Real estate-construction and development	34	501	1,538
Commercial and industrial	1,186	1,555	560
Consumer and other	42	-	-
Total current restructured loans	22,198	19,175	24,477
Past due greater than 30 days under restructured terms:
Residential real estate first mortgages	5,463	6,989	9,372
Residential real estate second mortgages	166	140	452
Home equity	542	377	999
Commercial and multi-family	1,607	574	2,226
Land acquisition and development	39	40	121
Real estate-construction and development	-	-	51
Commercial and industrial	-	-	417
Consumer and other	-	3	226
Total past due restructured loans	7,817	8,123	13,864
Total restructured loans	30,015	27,298	38,341
Total non-performing loans	47,477	48,156	53,381
Real estate acquired in settlement of loans:
Residential real estate	2,651	2,431	3,037
Commercial real estate	11,301	13,766	15,681
Total real estate acquired in settlement of loans	13,952	16,197	18,718
Total non-performing assets	$61,429	$64,353	$72,099

(1) Troubled debt restructured includes non-accrual loans totaling $30.0 million, $27.3 million and $38.3 million at September 30, 2012, June 30, 2012 and September 30, 2011, respectively. These totals are not included in non-accrual loans above.

PULASKI FINANCIAL CORP.
ALLOWANCE FOR LOAN LOSSES AND ASSET QUALITY RATIOS
(Unaudited)

	(Dollars in thousands)

	Three Months		Twelve Months
	Ended September 30,		Ended September 30,
ALLOWANCE FOR LOAN LOSSES	2012	2011	2012	2011
Allowance for loan losses, beginning of period	$18,001	$25,750	$25,714	$26,976
Provision charged to expense	2,950	3,000	14,450	14,800
(Charge-offs) recoveries, net:
Residential real estate first mortgages	(1,407)	(1,410)	(7,953)	(4,453)
Residential real estate second mortgages	(811)	(385)	(2,593)	(1,977)
Home equity	(1,890)	(810)	(5,878)	(2,848)
Commercial and multi-family	(3)	(20)	(3,937)	(1,534)
Land acquisition & development	1	(10)	(254)	(4,380)
Real estate-construction and development	-	1	(288)	(49)
Commercial and industrial	(19)	(377)	(1,950)	(729)
Consumer and other	295	(25)	(194)	(92)
Total loans charged off, net	(3,834)	(3,036)	(23,047)	(16,062)
Allowance for loan losses, end of period	$17,117	$25,714	$17,117	$25,714

	September 30,	June 30,	September 30,
ASSET QUALITY RATIOS	2012	2012	2011
Nonperforming loans as a percent of total loans	4.79%	4.75%	5.11%
Nonperforming loans excluding current troubled debt
restructurings as a percent of total loans	2.55%	2.86%	2.77%
Nonperforming assets as a percent of total assets	4.56%	4.78%	5.51%
Nonperforming assets excluding current troubled debt
restructurings as a percent of total assets	2.91%	3.36%	3.64%
Allowance for loan losses as a percent of total loans	1.73%	1.78%	2.46%
Allowance for loan losses as a percent
of nonperforming loans	36.05%	37.38%	48.17%
Allowance for loan losses as a percent of
nonperforming loans excluding current troubled debt
restructurings and related allowance for loan losses	65.56%	60.11%	84.50%

PULASKI FINANCIAL CORP.
AVERAGE BALANCE SHEETS
(Unaudited)

	(Dollars in thousands)

	Three Months Ended
	September 30, 2012			September 30, 2011
		Interest	Average		Interest	Average
	Average	and	Yield/	Average	and	Yield/
Interest-earning assets:	Balance	Dividends	Cost	Balance	Dividends	Cost
Loans receivable	$1,000,200	$11,807	4.72%	$1,052,226	$13,337	5.07%
Mortgage loans held for sale	171,305	1,502	3.51%	61,912	627	4.05%
Other interest-earning assets	49,680	102	0.82%	118,230	172	0.58%
Total interest-earning assets	1,221,185	13,411	4.39%	1,232,368	14,136	4.59%
Noninterest-earning assets	89,511			90,051
Total assets	$1,310,696			$1,322,419

Interest-bearing liabilities:
Deposits	$945,941	$1,594	0.67%	$1,001,076	$2,461	0.98%
Borrowed money	54,502	369	2.70%	48,589	355	2.92%
Total interest-bearing liabilities	1,000,443	1,963	0.78%	1,049,665	2,816	1.07%
Noninterest-bearing deposits	171,189			137,695
Noninterest-bearing liabilities	16,461			14,503
Stockholders' equity	122,603			120,556
Total liabilities and stockholders' equity	$1,310,696			$1,322,419
Net interest income		$11,448			$11,320
Interest rate spread			3.61%			3.52%
Net interest margin			3.75%			3.67%

	(Dollars in thousands)

	Twelve Months Ended
	September 30, 2012			September 30, 2011
		Interest	Average		Interest	Average
	Average	and	Yield/	Average	and	Yield/
Interest-earning assets:	Balance	Dividends	Cost	Balance	Dividends	Cost
Loans receivable	$1,021,439	$49,961	4.89%	$1,061,068	$53,837	5.07%
Mortgage loans held for sale	146,269	5,338	3.65%	132,093	5,549	4.20%
Other interest-earning assets	51,548	409	0.79%	97,378	867	0.89%
Total interest-earning assets	1,219,256	55,708	4.57%	1,290,539	60,253	4.67%
Noninterest-earning assets	88,681			89,115
Total assets	$1,307,937			$1,379,654

Interest-bearing liabilities:
Deposits	$956,800	$7,216	0.75%	$1,013,905	$11,374	1.12%
Borrowed money	51,753	1,462	2.82%	101,011	1,577	1.56%
Total interest-bearing liabilities	1,008,553	8,678	0.86%	1,114,916	12,951	1.16%
Noninterest-bearing deposits	160,331			130,499
Noninterest-bearing liabilities	15,057			14,380
Stockholders' equity	123,996			119,859
Total liabilities and stockholders' equity	$1,307,937			$1,379,654
Net interest income		$47,030			$47,302
Interest rate spread			3.71%			3.51%
Net interest margin			3.86%			3.67%